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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                          NE RESTAURANT COMPANY, INC.



     NE Restaurant Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to Section 242 of the Delaware General Corporation Law, hereby certifies as follows:

     1. The Board of Directors of the Corporation, by unanimous written consent dated as of April 15, 1998, duly adopted the following resolutions in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation
Law:

RESOLVED:  That it is hereby declared advisable that Article Fourth of other
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           Certificate of Incorporation of the Corporation be amended by amending Article Fourth to read in its entirety as follows:

           "The total number of shares of stock which the corporation shall have authority to issue is 8,000,000 shares of Common Stock, $.01 par value."

RESOLVED:  That such amendment, and the filing of a Certificate of Amendment
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           evidencing the same, be submitted to the stockholders for their approval by action by written consent.

     2. The foregoing amendment to the Certificate of Incorporation was duly adopted by a majority of the stockholders of the Corporation by written consent given in accordance with Section 228 of the Delaware General Corporation Law pursuant to the provisions of Section 242 of the General Corporation Law of Delaware on April 23, 1998, and written notice of the adoption of this amendment to the Certificate of Incorporation has been given as provided in Section 228 of the Delaware Corporation Law to every stockholder entitled to such notice.
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     IN WITNESS WHEREOF, NE Restaurant Company, Inc. has caused this Certificate of Amendment of its Certificate of Incorporation to be signed by Dennis Pedra, its President, and attested to by Carl Axelrod, its Security, this 1st day of August, 1998.

                              NE RESTAURANT COMPANY, INC.


                              By:  /s/ Dennis Pedra
                                   --------------------
                                  Dennis Pedra, President



ATTEST:


By:  /s/ Carl Axelrod
     -----------------------
     Carl Axelrod, Secretary



                                 ACKNOWLEDGMENT

Commonwealth of Massachusetts)
                             )
County of                    )

     On this 1st day of August, 1998, before me appeared Dennis Pedra, to me personally known, who, being by me duly sworn, did say that he is the President of NE Restaurant Company, Inc., that said instrument was executed on behalf of said corporation by authority of its board of directors, that the facts stated therein are true, and said officer acknowledged such instrument to be the free act and deed of the corporation.

[NOTARY SEAL]                 Roberta D. Nicoletta____________________
                              Notary Public
                              Date Commission Expires:  April 27, 2000